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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PepsiAmericas, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PepsiAmericas, Inc. 4000 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, Minnesota 55402
Robert C. Pohlad Chairman and Chief Executive Officer

                      March 25, 2003

Dear Shareholder:

        We are pleased to invite you to attend the 2003 Annual Meeting of Shareholders of PepsiAmericas, Inc., to be held on April 24, 2003 at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

        The formal notice of the meeting follows on the next page. Enclosed with this proxy statement are your proxy card, a postage-paid return envelope and a copy of our 2002 Annual Report.

        In order to complete arrangements for the meeting, we would like to know in advance how many shareholders expect to attend. If you plan to attend, please check the box provided on the proxy card or advise us when voting by telephone or internet.

        We look forward to seeing you at the meeting.

Robert C. Pohlad Chairman and Chief Executive Officer

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	April 24, 2003
Time:	10:30 a.m., local time
Place:	The Four Seasons Hotel 120 East Delaware Place Chicago, Illinois

Purposes:

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  To elect nine directors;

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  To approve the appointment of independent public accountants;

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  To act upon one shareholder proposal described in the attached proxy statement; and

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  To act upon such other matters as may properly come before the meeting.

        The close of business on March 13, 2003, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, during the ten days prior to the meeting at our offices at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

        Please vote your shares as promptly as possible. Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail or by following the telephone or internet voting instructions that appear on the enclosed proxy card. If you attend the meeting, you may vote your shares in person if you wish.

By Order of the Board of Directors

Brian D. Wenger Corporate Secretary

Minneapolis, Minnesota
March 25, 2003

i

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2003

PEPSIAMERICAS, INC.

        We manufacture, distribute and market a broad portfolio of Pepsi-Cola and other national and regional beverage brands through our principal operating subsidiaries, Pepsi-Cola General Bottlers, Inc. and P-Americas, Inc. Through these two subsidiaries, we are the second largest anchor bottler in the Pepsi system, with operations in 18 states as well as Puerto Rico, Jamaica, the Bahamas, Barbados, Trinidad and Tobago, Poland, Hungary, the Czech Republic and Republic of Slovakia.

        Our principal executive offices are located at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, and our telephone number is (612) 661-3883.

THE ANNUAL MEETING

        Our meeting will be held on April 24, 2003 at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

This Proxy Statement

        We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the meeting. On approximately March 25, 2003, we began mailing these proxy materials to all shareholders of record at the close of business on March 13, 2003 (the "record date"). On the record date there were 143,448,279 shares outstanding and approximately 12,748 holders of record.

Quorum Requirement

        A quorum is necessary to hold a valid meeting. The attendance by proxy or in person of holders of 51% of the shares entitled to vote at the meeting will constitute a quorum to hold the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

VOTING INSTRUCTIONS

        You are entitled to one vote for each share of common stock that you own as of the close of business on the record date. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

        Voting by proxy.    Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail, or by following the telephone or internet voting instructions that appear on the enclosed proxy card.

        Voting in person at the meeting.    If you plan to attend the meeting, you can vote in person. In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

        Revoking your proxy.    As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

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  by filing a written notice of revocation with our Corporate Secretary;

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  by submitting another proper proxy with a more recent date than that of the proxy first given by (a) following the telephone voting instructions, (b) following the internet voting instructions, or (c) by signing, dating and returning a proxy card to our company by mail; or

  •
  by attending the meeting and voting in person.

If Your Shares are Held in "Street Name"

        Voting by proxy.    If your shares are registered in the name of your broker or nominee, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

        Voting in person at the meeting.    If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker's proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

        Revoking your proxy.    If your shares are held in street name, you must contact your broker to revoke your proxy.

Voting Rules

        By giving us your proxy, you authorize the individuals named on the proxy card to vote your shares in the manner you indicate at the meeting or any adjournments thereof. With respect to the election of nominees for director, you may:

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  vote "for" the election of the nominees for director named in this proxy statement;

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  "withhold" authority to vote for all of the nominees; or

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  "withhold" authority to vote for one or more of the nominees and vote "for" the remaining nominee(s).

        If a quorum is present at the meeting, the nominees receiving the greatest number of votes will be elected to serve as directors. Because of this rule, non-voted shares and shares whose votes are withheld will not affect the outcome of the election of directors and withholding authority to vote for a particular nominee will not prevent that nominee from being elected.

        With respect to each of the other proposals presented in this proxy statement, you may:

  •
  vote "for" the proposal;

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  vote "against" the proposal;

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  "abstain" from voting on the proposal.

        If you give us your proxy but do not specify how you want us to vote your shares, your shares will be voted as follows:

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  "for" the election of all nominees for director named in this proxy statement;

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  "for" approval of the appointment of independent public accountants; and

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  "against" the shareholder proposal.

        We will bear the cost of soliciting proxies. In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and we will reimburse them for their expenses. Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.

Tabulating the Vote

        We have a policy that all proxies, ballots and votes tabulated at a meeting of shareholders are confidential, and the votes will not be revealed to any of our employees or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements or (2) in the event a proxy solicitation in opposition to the election of the Board of Directors is filed with the Securities and Exchange Commission. Representatives of Wells Fargo, our stock transfer agent, will tabulate votes and act as inspectors of election at the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

        Our directors are elected each year at the annual meeting by our shareholders. We do not have a classified Board of Directors. Nine directors will be elected at this year's meeting. Each director's term lasts until the 2004 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected. All the nominees are currently directors of our company.

        If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each nominee for election as a director.

BRENDA C. BARNES	Director since 2002
Director of Various Corporations

Ms. Barnes, 49, serves as a director of The New York Times Company, Sears, Roebuck and Co., Avon Products, Inc. and Staples, Inc. From November 1999 to March 2000, Ms. Barnes was Interim President and Chief Operating Officer of Starwood Hotels & Resorts. From 1993 to 1998, Ms. Barnes was employed by Pepsi-Cola North America, serving as President and Chief Executive Officer from 1996 to 1998 and Chief Operating Officer from 1993 to 1996. Ms. Barnes was President of Pepsi-Cola South in 1992.

HERBERT M. BAUM	Director since 1995
Chairman, President and Chief Executive Officer The Dial Corporation

Mr. Baum, 66, is Chairman, President and Chief Executive Officer of The Dial Corporation. Prior to joining Dial, from 1999 to August 2000, Mr. Baum was employed by Hasbro, Inc. as President and Chief Operating Officer. Prior to joining Hasbro, Mr. Baum was employed by Quaker State Corporation as its Chairman and Chief Executive Officer from 1993 to 1999. Mr. Baum was employed by Campbell Soup Company from 1978 to 1993, where he served in various positions, most recently as Executive Vice President and President, Campbell North/South America. Mr. Baum serves as a director of The Dial Corporation, Action Performance Companies, Inc., Meredith Corporation and America West Holdings Corporation. He is past chairman of the Association of National Advertisers, The Advertising Council and the National Food Processors Association.

RICHARD G. CLINE	Director since 1987
Retired Chairman and Chief Executive Officer Nicor Inc.

Mr. Cline, 68, served as President and Chief Operating Officer of Nicor Inc. beginning in 1985, and became Chairman of the Board and Chief Executive Officer in 1986. He retired as Chief Executive Officer in May 1995 and continued to serve as Chairman until his retirement from the company at the end of 1995. Prior to joining Nicor, Mr. Cline was an executive of Jewel Companies, Inc. for 22 years, becoming Chairman, President and Chief Executive Officer in 1984. He is also Chairman of Hawthorne Investors, Inc., a private management advisory and investment firm he founded in 1996. Additionally, he is a director of Kmart Corporation and Ryerson Tull, Inc., Chairman of the Boards of Trustees of The Northern Funds and The Northern Institutional Funds, and a past chairman of the Federal Reserve Bank of Chicago. From 1998 to 2000, Mr. Cline was Chairman of Hussmann International, Inc. Mr. Cline is a director and past president of the University of Illinois Foundation.

PIERRE S. DU PONT	Director since 1990
Director, Richards, Layton & Finger, P.A.

Governor du Pont, 68, is a director in the law firm of Richards, Layton & Finger, P.A., Wilmington, Delaware. A 1956 graduate of Princeton University, he served in the U.S. Navy from 1957-1960 and received his law degree from Harvard University in 1963. After six years in business with E.I. du Pont de Nemours & Co., Inc., he entered politics in 1968, serving in the Delaware House of Representatives (1968-1970), as a member of the U.S. House of Representatives (1971-1977), and as Governor of the State of Delaware (1977-1985). He is a trustee of The Northwestern Mutual Life Insurance Company. Governor du Pont served as Chairman of the Hudson Institute in 1985-1986 and currently serves as Policy Chairman of the National Center for Policy Analysis.

ARCHIE R. DYKES	Director since 1985
Chairman Capital City Holdings Inc.

Dr. Dykes, 72, is Lead Director of PepsiAmericas, Inc. He serves as Chairman of Capital City Holdings Inc., Nashville, Tennessee, a venture capital organization. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was Chancellor of the University of Tennessee. Dr. Dykes is Non-Executive Chairman of the Board of Fleming Companies. He also serves as a director of Midas, Inc. and Raytech Corporation. Dr. Dykes is a member of the Board of Trustees of the Kansas University Endowment Association and the William Allen White Foundation. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

JAROBIN GILBERT, JR.	Director since 1994
President and Chief Executive Officer DBSS Group, Inc.

Mr. Gilbert, 57, is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. The firm provides trade advisory services, trade consulting and participates in negotiations. He is also a director of Midas, Inc. and Foot Locker, Inc. Mr. Gilbert serves on the Board of Directors of the American Council on Germany and the Harlem Partnership Circle. He is a permanent member of the Council on Foreign Relations.

MATTHEW M. MCKENNA	Director since 2001
Senior Vice President of Finance PepsiCo, Inc.

Mr. McKenna, 52, is Senior Vice President of Finance for PepsiCo. Previously he was Senior Vice President and Treasurer for PepsiCo. Prior to joining PepsiCo in 1993, he was a partner with the law firm of Winthrop, Stimson, Putnam & Roberts in New York. Mr. McKenna serves as a designate member of the Board of Pepsi Bottling Ventures in North Carolina. He serves on the Board of Trustees for SUNY Purchase College. He is also an adjunct professor at Fordham Business School and Fordham Law School.

LIONEL L. NOWELL III	Director since 2002
Senior Vice President and Treasurer PepsiCo, Inc.

Mr. Nowell, 48, became Senior Vice President and Treasurer of PepsiCo in August 2001. Prior to joining PepsiCo, he was Chief Financial Officer of The Pepsi Bottling Group, Inc., a position he assumed in 2000. Prior to that, Mr. Nowell served as Controller of PepsiCo from 1999 to 2000. Mr. Nowell joined PepsiCo from RJR Nabisco, Inc., where he served as Senior Vice President, Strategy and Business Development from 1998 to 1999. From 1991 to 1998, Mr. Nowell held a variety of senior financial roles at the Pillsbury division of Diageo PLC, including Chief Financial Officer of its Pillsbury North America, Pillsbury Foodservice and Haagen Dazs units.

ROBERT C. POHLAD	Director since 2000
Chairman and Chief Executive Officer PepsiAmericas, Inc.

Mr. Pohlad, 48, became our Chief Executive Officer in November 2000, was named Vice Chairman in January 2001 and became our Chairman in January 2002. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of the former PepsiAmericas prior to the PepsiAmericas merger, a position he had held since 1998. From 1987 to present, Mr. Pohlad also has served as President of Pohlad Companies. Prior to 1987, Mr. Pohlad was Northwest Area Vice President of the Pepsi-Cola Bottling Group. Mr. Pohlad is also a director of Mesaba Holdings, Inc.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES.

OUR BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of PepsiAmericas, as provided by Delaware law. The Board held seven meetings in 2002. In addition to meetings of the full Board, directors also attended Committee meetings. Each incumbent director attended at least 75% of all of the meetings of the Board and of those Committees on which he or she served. The Board has standing Audit and Finance, Management Resources and Compensation, Affiliated Transaction and Corporate Governance and Nominating committees. Each Committee consists solely of members who are neither officers nor employees of our company, and who meet the independence requirements of the New York Stock Exchange. The following table shows the current membership of these Committees:

Name	Audit and Finance		Management Resources and Compensation		Affiliated Transaction		Corporate Governance and Nominating
Brenda C. Barnes			X				X
Herbert M. Baum	X		X
Richard G. Cline			X	*	X
Pierre S. du Pont	X				X		X	*
Archie R. Dykes			X		X	*	X
Charles W. Gaillard	X						X
Jarobin Gilbert, Jr.	X	*
Victoria B. Jackson	X						X
Matthew M. McKenna
Lionel L. Nowell III
Robert C. Pohlad
*
Denotes Committee Chairman.

        The Audit and Finance Committee, which held ten meetings during 2002, reviews the audit reports prepared by our certified public accountants, recommends the selection of a certified public accounting firm for the ensuing year and reviews the audit and non-audit fees paid to our certified public accountants. The audit reports of the internal auditors are also available for review by the Committee. The internal auditors regularly attend Committee meetings and report and/or answer the inquires of the Committee as required. The Committee reports its findings and recommendations to the Board for appropriate action.

        The Committee also supervises our financial affairs. The Board has delegated to the Committee its authority to approve financing transactions of up to $100 million. The Committee has in turn delegated this authority to management with the understanding that management will provide periodic reports relating to financing activities and the status of use and availability of credit facilities with commercial banks and other lending institutions.

        The Management Resources and Compensation Committee, which held four meetings during 2002, supervises our compensation policies; evaluates management and provides succession planning; sets executive salaries; administers our Annual Incentive Compensation Plan and our Long-Term Incentive Plan; approves significant changes in salaried employee benefits and recommends to the Board such other forms of remuneration as it deems appropriate; and reviews reports regarding our pension trusts.

        The Affiliated Transaction Committee, which met twice during 2002, consists of at least three "independent directors" (persons who are not, and for the last two years have not, (1) been an officer or director of PepsiCo or an affiliate of PepsiCo, (2) owned in excess of 1% of the shares of PepsiCo, or (3) owned any ownership interest in a party to an "affiliated transaction"), who review, consider and pass upon any "affiliated transaction." An "affiliated transaction" includes certain transactions with a value of more than $10 million with affiliates, including PepsiCo and certain entities in which PepsiCo has an ownership interest.

        The Corporate Governance and Nominating Committee, which held four meetings during 2002, identifies and recommends individuals to the Board for nomination as members of the Board and its committees, considers other matters pertaining to Board membership, such as proxy statements, meeting dates, and directors' retirement policy and compensation, and develops and recommends to the Board a set of corporate governance principles.

        In carrying out its responsibility to find the best-qualified persons to serve as directors, the Committee will consider nominees recommended by other directors, shareholders and management. It will consider appropriate data with respect to each suggested candidate, consisting of age, business experience, educational background, current directorships, involvement in legal proceedings during the last five years which are material to evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director. Each recommendation should be sent to the attention of the Corporate Secretary as provided under "Shareholder Proposals for 2004 Annual Meeting."

DIRECTOR COMPENSATION

        Directors who are employees of our company receive no fees for their services as director. Our outside directors receive compensation of approximately $60,000 per year (assuming attendance at five Board or Committee meetings per year), comprised of the following: (1) $25,000 cash retainer, paid in equal quarterly installments of $6,250; (2) an annual option grant valued at $30,000; and (3) a meeting fee of $1,000 per Board or Committee meeting. In addition, the Chairman of each of the Board's Committees receives an additional $5,000 retainer per year, payable in quarterly installments of $1,250. For purposes of the meeting fees, Board and Committee meetings held on the same day are considered to be one meeting.

        The director options are non-qualified stock options issued under our 2000 Stock Incentive Plan. These options have an exercise price equal to the fair market value of the stock on the date of grant, are exercisable immediately and have terms of seven years. The number of shares subject to each of these options is determined by dividing $30,000 by the estimated per share option fair value, which is 33% of the exercise price of the option as determined in accordance with our 2000 Stock Incentive Plan. The director options are granted on or about the first day of March, every year.

        This fee structure is based on the middle of the market compensation levels for companies in similar industries and of similar size (in terms of revenue). Use of this fee structure is consistent with our overall compensation philosophy, which targets base salary levels at the 50th percentile of the market and total direct compensation levels at the 75th percentile of the market for superior performance.

        In addition, we entered into an agreement with Dr. Dykes, effective November 30, 2000, for his service as non-executive Chairman of the Board. This agreement was amended to reflect Dr. Dykes' new title, Senior Chairman of the Board, effective January 1, 2002. The Board subsequently designated Dr. Dykes to be our company's Lead Director. Under the agreement, Dr. Dykes was not considered to be an employee of PepsiAmericas and was not covered by any employee benefit plans. The agreement was for a term of two years and provided for a cash retainer of $250,000 per year, payable in monthly installments, together with a one-time grant of a non-qualified option to purchase 100,000 shares of our common stock. The option has a term of 10 years and became exercisable as to 50% of the shares on November 30, 2001 and as to the remaining 50% on November 30, 2002. The option was issued at the fair market value of our common stock on November 30, 2000 (as determined in accordance with our 2000 Stock Incentive Plan). Under the terms of the agreement, Dr. Dykes also received up to $65,000 annually (for the two-year term of the agreement) to cover the cost of an office and an administrative assistant. The foregoing arrangements were in lieu of all other compensation that Dr. Dykes otherwise would have been entitled to receive as a member of the Board, including meeting and Committee Chairmanship fees. Following the expiration of this agreement in 2002, Dr. Dykes became entitled to receive the compensation payable to him as a member of the Board.

OUR LARGEST SHAREHOLDERS

        The following table sets forth information, as of February 28, 2003, with respect to the beneficial ownership of our common stock of each person who, to our knowledge, beneficially owned more than five percent of our common stock. Percentage of beneficial ownership is based on 143,727,879 shares outstanding as of February 28, 2003.

Name and Address	Number of Shares and Nature of Beneficial Ownership	Percent of Class
PepsiCo, Inc.(a) 700 Anderson Hill Road Purchase, NY 10577	57,329,528	39.9%
Gabelli Asset Management, Inc.(b) One Corporate Center Rye, NY 10580	15,160,003	10.5%
Dakota Holdings, LLC(c) 3900 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, MN 55402	12,027,557	8.4%

(a)
Includes (1) 2,045,598 shares owned by Pepsi-Cola Metropolitan Bottling Company ("Metro"), a wholly owned subsidiary of PepsiCo, (2) 54,382 shares which Metro has the right to acquire upon exercise of a warrant, (3) 424,157 shares owned by Beverages Foods & Service Industries, Inc. ("BFSI"), a wholly owned subsidiary of PepsiCo, (4) 11,276 shares which BFSI has the right to acquire upon exercise of a warrant, and (5) 794,115 shares owned by Midland Bottling Co., a wholly owned subsidiary of PepsiCo.

(b)
As set forth in Schedule 13D/A filed with the Securities and Exchange Commission by Gabelli Funds, LLC ("Gabelli Funds"), GAMCO Investors, Inc. ("GAMCO"), Gabelli International II Limited ("GIL II"), Gemini Capital Management, LLC ("Gemini"), Gabelli International Limited ("GIL"), Gabelli Performance Partnership, L.P. ("GPP"), Gabelli Securities, Inc. ("GSI"), Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc., Marc J. Gabelli and Mario J. Gabelli on April 9, 2002. The Schedule 13D/A reports that these shares represent: (1) 3,660,885 shares beneficially owned by Gabelli Funds, (2) 11,266,018 shares beneficially owned by GAMCO, (3) 25,000 shares beneficially owned by GPP, (4) 80,000 shares beneficially owned by GIL, (5) 10,000 shares beneficially owned by GIL II, (6) 102,600 shares beneficially owned by Gemini, and (7) 15,500 shares beneficially owned by GSI. The Schedule 13D/A reports that each such entity has sole voting and sole dispositive power over the shares reported as beneficially owned by it, except that GAMCO does not have the authority to vote 276,000 of the reported shares.

(c)
Includes 311,470 shares purchasable pursuant to the exercise of a warrant. Dakota Holdings, LLC is a Delaware limited liability company whose members are the following: Pohlad Companies; Beverage Investment, LLC, a company under common control with the Pohlad Companies; and Midwest Beverage Holdings, LLC, another company under common control with the Pohlad Companies. Robert C. Pohlad, our Chairman, Chief Executive Officer and a director, is the President and owner of one-third of the capital stock of the Pohlad Companies. See "Certain Relationships and Related Transactions."

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

        The table below lists the beneficial ownership of shares of our common stock, as of February 28, 2003, by each director and nominee for director, by each executive officer named below, and by all directors and executive officers as a group. Percentage of beneficial ownership is based on 143,727,879 shares outstanding as of February 28, 2003. Except as identified below, the named individual had sole voting and investment power with respect to the listed shares.

Name or Identity of Group	Amount and Nature of Beneficial Ownership (a)	Percent of Class
Brenda C. Barnes	15,740	*
Herbert M. Baum	24,257	*
John F. Bierbaum	129,319	*
Richard G. Cline	27,507	*
G. Michael Durkin, Jr.	191,901	*
Pierre S. du Pont(b)	25,057	*
Archie R. Dykes	115,179	*
Charles W. Gaillard	16,187	*
Jarobin Gilbert, Jr.	21,357	*
Victoria B. Jackson	16,287	*
Kenneth E. Keiser	335,168	*
Matthew M. McKenna(c)	57,351,285	39.9%
Lionel L. Nowell, III(c)	57,342,899	39.9%
Robert C. Pohlad(d)	12,104,965	8.4%
Larry D. Young	444,093	*
All Directors and Executive Officers as a Group (23 persons)(e)	71,149,605	48.9%

*Less than 1%.

(a)
Includes shares which the named director or executive officer has the right to acquire within 60 days after February 28, 2003 through exercise of stock options or restricted stock awards, as follows: Ms. Barnes, 14,740 shares; Mr. Bierbaum, 114,176 shares; Mr. Durkin, 186,890 shares; Dr. Dykes, 107,570 shares; Mr. Keiser, 210,315 shares; Mr. Nowell, 13,371 shares; Mr. Pohlad, 69,892 shares; Mr. Young, 418,165 shares; 20,257 shares each for Messrs. Baum, Cline, du Pont, Gilbert and McKenna; and 12,687 shares each for Mr. Gaillard and Ms. Jackson.

(b)
Includes 4,800 shares held in a revocable trust controlled by Governor du Pont.

(c)
Messrs. McKenna and Nowell disclaim beneficial ownership of the 57,329,528 shares owned by PepsiCo. See "Our Largest Shareholders."

(d)
Includes 12,027,557 shares owned by Dakota Holdings, LLC. See "Our Largest Shareholders."

(e)
Includes 57,329,528 shares held by PepsiCo, 12,027,557 shares held by Dakota Holdings, LLC and 1,542,144 shares which directors and executive officers have the right to acquire within 60 days after February 28, 2003 through exercise of stock options or restricted stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the New York Stock Exchange. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis. Based solely on our review of the forms furnished to us, upon our records and other information, we believe that all required reports were timely filed during the past year.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The table below shows compensation for certain executive officers for services in all capacities to our company and our subsidiaries during fiscal years 2000, 2001 and 2002. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the Securities and Exchange Commission and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future. For more information regarding our salary policies and executive compensation plans, please review the information under the caption "Report of Management Resources and Compensation Committee on Executive Compensation."

Name and Principal Position (a)	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(b)	Restricted Stock Awards ($)(c)	Securities Underlying Options (#)	All Other Compensation ($)(d)
Robert C. Pohlad Chairman and Chief Executive Officer	2002 2001 2000	670,830 650,000 50,000	286,740 232,100 327,600	100,586 43,897 2,585	894,375 — —	176,400 — —	813 975 1,000
Kenneth E. Keiser President and Chief Operating Officer	2002 2001 2000	506,667 490,000 38,096	184,151 130,900 296,450	120,502 37,870 2,344	765,000 — —	80,000 77,000 —	33,586 11,988 —
Larry D. Young Executive Vice President, Corporate Affairs	2002 2001 2000	451,000 440,000 399,167	366,412 117,600 242,000	39,685 217,696 115,766	537,500 157,711 —	70,000 38,475 106,800	1,670,489 1,675,287 35,261
G. Michael Durkin, Jr. Senior Vice President and Chief Financial Officer	2002 2001 2000	310,000 300,000 244,458	106,383 132,800 237,000	16,407 346,526 53,348	581,250 92,171 —	72,000 22,485 62,900	113,081 54,649 21,054
John F. Bierbaum Executive Vice President, Investor Relations and Corporate Growth	2002 2001 2000	308,333 300,000 23,269	74,531 98,100 105,000	18,600 20,026 1,649	293,750 — —	22,500 50,000 —	16,146 11,248 —

(a)
Mr. Pohlad joined us as Chief Executive Officer and as a director on November 30, 2000. Mr. Pohlad was named Vice Chairman on January 11, 2001, and became our Chairman on January 1, 2002. Mr. Keiser joined us as President and Chief Operating Officer Domestic on November 30, 2000. Mr. Keiser was named President and Chief Operating Officer on January 30, 2002. Mr. Young joined us as Executive Vice President and Chief Operating Officer of Pepsi General in May 1998. Mr. Young was named President and Chief Operating Officer on February 18, 2000, became President and Chief Operating Officer International on November 30, 2000, and was named Executive Vice President, Corporate Affairs on December 10, 2002. Mr. Durkin joined us as Senior Vice President of our East Group in May 1999. Mr. Durkin was named Senior Vice President and Chief Financial Officer on November 30, 2000. Mr. Bierbaum joined us as Executive Vice President, Investor Relations and Corporate Growth on November 30, 2000.

(b)
The amounts shown include transportation expenses, taxes, club dues, and certain other perquisites paid for the named executives. For 2002, the amount shown for Mr. Pohlad represents transportation expenses and the amount shown for Mr. Keiser represents club dues ($41,323) and transportation expenses ($79,179).

(c)
For 2002, represents the value of restricted stock granted on February 21, 2002. At December 28, 2002, Mr. Pohlad held 71,550 shares of restricted stock with a value of approximately $940,883, Mr. Keiser held 61,200 shares of restricted stock with a value of approximately $804,780, Mr. Young held 52,310 shares of restricted stock with a value of approximately $687,877, Mr. Durkin held 51,941 shares of restricted stock with a value of approximately $683,024, and Mr. Bierbaum held 23,500 shares of restricted stock with a value of approximately $309,025. Restricted stock vests as to 1/3 of the award on each of the first three anniversaries of the award, or as to 100% of the award on the third anniversary of the award. Dividends, to the extent they are declared and paid on shares of our common stock, are paid on this restricted stock.

(d)
For 2002, the amounts shown include matching contributions made by our company under a nonqualified retirement plan (Mr. Keiser $31,654, Mr. Young $30,816, Mr. Durkin $22,168 and Mr. Bierbaum $13,386), premiums we paid on group term life insurance (Mr. Pohlad $813, Mr. Keiser $1,932, Mr. Young $711, Mr. Durkin $163 and Mr. Bierbaum $2,760), a payment of $90,750 made to Mr. Durkin in February 2002 pursuant to obligations we assumed under PepsiCo's 1998 Variable Award Plan, and a payment of $1,638,963 made to Mr. Young in January 2002 in connection with Mr. Young's Change in Control Agreement.

Option Grants in Fiscal 2002

        The following table gives more information on stock options granted in 2002 under our 2000 Stock Incentive Plan to the executive officers named in the summary compensation table. No stock appreciation rights were granted.

	Individual Grants
	Number of Securities Underlying Options Granted (#)(a)	Percent of Total Options Granted to Employees in 2002			Grant Date Values
Name			Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(b)
Robert C. Pohlad	176,400	12.5%	$12.68	2/21/2012	$1,159,830
Kenneth E. Keiser	80,000	5.7%	$12.68	2/21/2012	$526,000
Larry D. Young	70,000	4.9%	$12.68	2/21/2012	$460,250
G. Michael Durkin, Jr.	72,000	5.1%	$12.68	2/21/2012	$473,400
John F. Bierbaum	22,500	1.6%	$12.68	2/21/2012	$147,938

(a)
All options were granted at a price equal to 100% of the fair market value of our common stock at the date of each grant. Options become exercisable as to 1/3 of the shares on each of the first three anniversaries of the date of grant.
(b)
The grant date values were determined using the Black-Scholes option pricing model, using the following assumptions: expected volatility of 26%, risk-free rate of return of 4.375%, dividend yield of 0.315% and a five-year expected life.

Aggregated Option Exercises and Fiscal Year-End Option Values

        The following table shows the number and value of unexercised stock options for the executive officers named in the summary compensation table. No options were exercised by such officers in 2002.

	Number of Securities Underlying Unexercised Options/SARS Held at December 28, 2002 (#)	Value of Unexercised In-The-Money Options at December 28, 2002 ($)(a)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable
Robert C. Pohlad	7,394 / 180,098	$3,919 / $84,867
Kenneth E. Keiser	147,906 / 151,671	$22,210 / $48,089
Larry D. Young	346,407 / 131,250	$78,328 / $60,072
G. Michael Durkin, Jr.	134,428 / 107,957	$32,006 / $49,844
John F. Bierbaum	80,885 / 70,089	$19,113 / $19,823

(a)
Based on the closing price of our common stock of $13.15 on the last trading day of fiscal year 2002, as reported for New York Stock Exchange Composite Transactions.

Pension Plans

        We maintain qualified, defined benefit pension plans and nonqualified retirement plans paying benefits in optional forms elected by our employees based upon percentage multipliers which are applied to covered compensation and credited service. The benefit formula provides a normal retirement benefit of 1% of covered compensation for each year of credited service (excluding 1989-1991), up to a maximum of 20 years. Special minimum benefits based on credited service accrued through December 31, 1988, and covered compensation at retirement are also included.

        The following table reflects annual future pension benefits, payable as life annuities upon retirement, in terms of a range of amounts determined under the benefit formula mentioned above, at representative periods of credited service. The benefits listed below do not reflect deductions for Social Security or other offset amounts. However, benefits payable under nonqualified retirement plans are subject to deduction for Social Security upon receipt.

	Years of Service (b)
Covered Compensation (a)
	5	10	15	20 or more
$400,000	$20,000	$40,000	$60,000	$80,000
600,000	30,000	60,000	90,000	120,000
800,000	40,000	80,000	120,000	160,000
1,000,000	50,000	100,000	150,000	200,000
1,200,000	60,000	120,000	180,000	240,000

(a)
Covered compensation includes salary and bonus, as shown in the summary compensation table, averaged over the five consecutive years in which such compensation is the highest.

(b)
We amended our pension plans to freeze pension benefit accruals for substantially all salaried and non-union employees effective December 31, 2001. As of December 28, 2002, the executive officers named in the summary compensation table had the following years of credited service: Mr. Pohlad, 0 years; Mr. Keiser, 0 years; Mr. Young, 16 years; Mr. Durkin, 2 years; and Mr. Bierbaum, 0 years.

Termination Benefits

        In 1997, we entered into a Change in Control Agreement with Mr. Young. For purposes of this Change in Control Agreement, a "change in control" includes (i) a consolidation or merger of our company in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than a transaction in which the proportionate ownership of our common stock and the surviving corporation remains substantially unchanged; (ii) a shareholder approved plan or proposal for our liquidation; (iii) the acquisition by any person of 25% or more of our voting securities; (iv) over a two-year period, persons who are our directors cease to constitute a majority of our Board, unless the new directors were approved by a two-thirds vote of the continuing directors; or (v) the sale or other disposition of a majority of the stock or of all or substantially all of the assets of one of our significant subsidiaries in one or more transactions.

        The spin-offs of Hussmann International, Inc. and Midas, Inc. in January 1998 constituted a "change in control" for purposes of this agreement. Our transaction with PepsiCo in 1999 constituted a "change in control" for purposes of this agreement, and the other conditions for payment under this agreement were met in 2000.

        In November 2000, Mr. Young entered into agreements with us which entirely replaced his Change in Control Agreement. Pursuant to such agreements, Mr. Young agreed to remain employed in his position to assist in the transition following the PepsiAmericas merger. In connection with such agreements, Mr. Young received payments of $1,637,270 in January 2001 and $1,638,963 in January 2002.

REPORT OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        The Management Resources and Compensation Committee of our Board consists of four non-employee directors. Our general responsibilities are described under the caption "Our Board of Directors and Committees."

Introduction

        Several of our compensation programs and executive compensation plans have been in effect for many years. As the Management Resources and Compensation Committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria. In 1992, we established formal guidelines aligning executive compensation targets with expected performance results. However, while we believe that formula-driven plans can contribute to the profitable growth of PepsiAmericas and consistent improvement in returns to shareholders, it is also appropriate to exercise judgment with respect to an individual executive's compensation to encourage and reward performance.

        Actual and potential awards under PepsiAmericas' programs and plans, as well as performance criteria, vary in proportion to each executive officer's accountability with respect to policy making and execution. Our salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance, leading to increased shareholder value. Our programs also seek to align short and long-term executive compensation opportunities with the interests of shareholders. The short-term incentive plan focuses on continuous improvement in annual financial performance. The long-term program is designed to reward above average returns to shareholders through stock appreciation and dividend growth.

        With the assistance of executive compensation consultants, we periodically assess the consistency of PepsiAmericas' executive compensation programs with our guidelines, PepsiAmericas' business strategy and general market practices. In late 2001, we worked with executive compensation consultants to establish a new compensation philosophy and long-term incentive programs for use beginning in 2002. The following is a description of these programs.

Salaries

        We determine base salaries and salary bands for all salaried employees of PepsiAmericas, Pepsi General and P-Americas, including the executive officers named in the summary compensation table, based on the results of periodic market surveys. We do not base actual salary bands exclusively on a formula and companies are not grouped to assess comparability according to narrowly defined criteria. We derive salary bands from the skills and responsibilities required by a position, the averages of salary levels of hundreds of comparable positions and comparable companies, and from information in numerous databases generated by outside consultants. Numerous criteria such as financial performance, revenues and position responsibilities affect comparability. In determining the salaries for all salaried and executive positions at PepsiAmericas, Pepsi General and P-Americas, we analyze many databases and combinations of databases containing information on similar companies.

        Generally, we evaluate the performance of each executive officer annually and we base salary adjustments on various factors including personal performance, current position in the relevant salary band and comparable company data. Accordingly, we do not have a general policy to set salaries of executive officers at any specific level within the salary band for their particular position. We approve salary actions for approximately 12 key corporate and operating company officers. In the case of Mr. Pohlad, his salary was set by the Board after following the guidelines set forth in the preceding paragraph.

Annual Incentive Compensation Plan

        The executive officers named in the summary compensation table, together with approximately 86 additional executives and managers of PepsiAmericas, Pepsi General and P-Americas, participate in the Annual Incentive Compensation Plan. Target amounts payable under this plan are established annually and are proportionate to each participant's accountability for PepsiAmericas' business plans. The actual value of compensation these executives earn under this plan is based primarily on a formula which relates the target amounts and objectives we establish to corporate and subsidiary financial results and functional performance objectives. In 2002, there were three components to the Annual Incentive Compensation Plan: operating income (40%), sales growth (30%) and a function specific measure (30%). As general managers, Mr. Pohlad and Mr. Keiser's bonus measures were operating income, sales volume and net revenue. The other executive officers named in the summary compensation table had similar financial measures used to determine payments under the plan.

Long-Term Incentive Plan

        The Long-Term Incentive Plan was designed to provide an incentive for superior performance leading to long-term increased shareholder value. Awards of restricted stock and stock options are made annually to PepsiAmericas' executives, including those named in the summary compensation table, under PepsiAmericas' 2000 Stock Incentive Plan. We based the value of compensation available through this plan on target amounts (expressed as a percentage of base salary). Values range from 50% to 185% of the midpoint in each salary band.

        Awards under the Long-Term Incentive Plan consist of non-qualified stock options and restricted stock. The range of the awards available under this plan is determined by salary band, while an individual's performance in the prior year determines the actual award he or she receives. The stock options vest as to 1/3 of the award on each of the first three anniversaries of the award, and the restricted stock vests in its entirety on the third anniversary of the award.

        In addition to the annual award, participants in the Long-Term Incentive Plan were also awarded a 2002 Integration Grant of restricted shares. This one-time award was developed to reward the participants for the extensive integration efforts made to date and to retain the key talent needed to complete these efforts. In addition, the Integration Grant, with its 1/3 vesting on each of the first three anniversaries of the award, helps bridge the short-term gap until the first of the long-term restricted stock awards begin to vest in 2005.

Tax Law Changes in Deductibility

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to or accrued by us for the five most highly compensated employees, unless certain forms of compensation meet certain performance or other criteria mandated by law.

        We anticipate that all of the compensation received by the executive officers named in the summary compensation table will be deductible for tax purposes. We have not made any determination with respect to our total compensation program as it may be affected by changes in these tax laws for future years. While we structure our compensation programs with a view to satisfying these rules, we might under certain circumstances conclude that our corporate interests are better served by programs or plans that do not satisfy these criteria.

Compensation Committee Interlocks and Insider Participation

        The name of each person who serves as a member of the Management Resources and Compensation Committee is set forth below. There are no compensation committee interlocks.

Richard G. Cline, Chairman
Brenda C. Barnes
Herbert M. Baum
Archie R. Dykes

REPORT OF AUDIT AND FINANCE COMMITTEE

        The Audit and Finance Committee of the Board consists of five members who are neither officers nor employees of our company, and who meet the independence requirements of the New York Stock Exchange. Information as to these persons, as well as their duties, is provided under the caption "Our Board of Directors and Committees." The Committee met ten times during 2002 with management, including seven meetings in which KPMG LLP participated, and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. The Committee recommended the appointment of KMPG as our independent accountants, and considered factors relating to their independence. In addition, the Committee received reports and reviewed matters regarding ethical considerations and business conduct, and monitored compliance with laws and regulations. The Committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The Committee also met privately with the internal auditors and with representatives of KPMG to encourage confidential discussions as to any accounting or auditing matters.

        The Audit and Finance Committee has reviewed and discussed with management and representatives of KPMG, the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 28, 2002. The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), and has received the written disclosure and letter from KPMG required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") delineating all relationships they have with us and has discussed with them their independence. Based on the review and discussions referred to above, the members of the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 28, 2002, for filing with the Securities and Exchange Commission. The Committee also determined that KPMG's fees and services are consistent with the maintenance of their independence as our independent certified public accountants.

        The Audit and Finance Committee revised its charter in February 2003. It is attached to this proxy statement as Exhibit A.

Jarobin Gilbert, Jr., Chairman
Herbert M. Baum
Pierre S. du Pont
Charles W. Gaillard
Victoria B. Jackson

SHAREHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a graph that compares the cumulative total shareholder return on our common stock (PAS) to the Standard & Poor's MidCap 400 Index (MidCap 400) and to a Peer Group consisting of two companies that are U.S.-based anchor bottlers, The Pepsi Bottling Group, Inc. (PBG) and Coca-Cola Enterprises, Inc. (CCE). The comparison covers the period from the date of the PepsiCo transaction (May 20, 1999) to December 28, 2002. Shareholder return assumes reinvestment of all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Ownership and Director Relationships

        At February 28, 2003, PepsiCo beneficially owned approximately 39.9% of our outstanding common stock. Two of our directors, Matthew M. McKenna and Lionel L. Nowell III, are executive officers of PepsiCo. In addition, Dakota Holdings, LLC, of which Mr. Pohlad is an affiliate, beneficially owned approximately 8.4% of our outstanding common stock at February 28, 2003. See "Proposal 1: Election of Directors."

Agreements and Transactions with PepsiCo

        We have entered into transactions and agreements with PepsiCo from time to time, and we expect to enter into additional transactions and agreements with PepsiCo in the future. Material agreements and transactions between our company and PepsiCo are described below.

        Bottling Agreements and Purchases of Concentrates and Finished Products.    We purchase concentrates from PepsiCo and manufacture, package, distribute and sell carbonated and non-carbonated beverages under various bottling agreements with PepsiCo. These agreements give us the right to manufacture, package, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. These agreements include a Master Bottling Agreement and a Master Fountain Syrup Agreement for beverages bearing the "Pepsi-Cola" and "Pepsi" trademarks, including Diet Pepsi and Pepsi One in the United States. The agreements also include bottling and distribution agreements for non-cola products in the United States, and international bottling agreements for countries outside the United States. These agreements provide PepsiCo with the ability to set prices of concentrates, as well as the terms of payment and other terms and conditions under which we purchase such concentrates. In addition, we bottle water under the "Aquafina" trademark pursuant to an agreement with PepsiCo, which provides for payment of a royalty fee to PepsiCo. We also purchase finished beverage products from PepsiCo and certain of its affiliates, including tea, concentrate and finished beverage products from a Pepsi/Lipton partnership, as well as finished beverage products from a PepsiCo/Starbucks partnership.

        During 2002, our total payments to PepsiCo for concentrates, royalties and finished beverage products were approximately $736 million. In addition, we paid approximately $3 million to PepsiCo for the SoBe distribution rights in certain of our U.S. territories.

        PepsiAmericas Manufacturing and National Account Services.    We provide manufacturing services to PepsiCo in connection with the production of certain finished beverage products, and also provide certain manufacturing, delivery and equipment maintenance services to PepsiCo's national account customers. In 2002, PepsiCo paid us approximately $19 million in connection with these services.

        Procurement Services.    PepsiCo provides procurement services to us pursuant to a shared services agreement. In 2002, we paid approximately $2 million to PepsiCo for such services.

        Marketing and Other Support Arrangements.    PepsiCo provides us with various forms of marketing support. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. This marketing support is intended to cover a variety of programs and initiatives, including marketplace support (including point-of-sale materials), marketing programs, marketing equipment and related program support and shared media expense. In 2002, total direct marketing support paid or payable to us by PepsiCo, and included as an increase to net sales or as a reduction of selling and delivery expenses, approximated $130 million. In our Central Europe operations, PepsiCo marketing support of approximately $19 million was recorded as a reduction of cost of goods sold in 2002, as the support was netted in the concentrate invoice. In addition, PepsiCo provided indirect marketing support of approximately $27 million in 2002 to our marketplace, which consisted primarily of media expenses that were paid by PepsiCo on our behalf to a third party.

        Transactions with Bottlers in Which PepsiCo Holds an Equity Interest.    We sold finished beverage products to other bottlers, including The Pepsi Bottling Group, Inc., a bottler in which PepsiCo owns an equity interest. These sales occurred in instances where the proximity of our production facilities to the other bottlers' markets or lack of manufacturing capability, as well as other economic considerations, made it more efficient or desirable for the other bottlers to buy finished product from us. In 2002, our sales to other bottlers, including those in which PepsiCo owns an equity interest, were approximately $72 million. Our purchases from such other bottlers in 2002 were not material.

Agreements and Relationships with Dakota Holdings, LLC and Mr. Pohlad

        Under the terms of the PepsiAmericas Merger Agreement and related documents, Robert C. Pohlad became our Chief Executive Officer and a director upon the completion of the PepsiAmericas merger. In January 2001, Mr. Pohlad was elected to the position of Vice Chairman of the Board, and in January 2002, Mr. Pohlad was made Chairman of the Board. Mr. Pohlad and his affiliates have various relationships with our company which arose in connection with the merger and which are described below.

        Under the terms of the PepsiAmericas Merger Agreement, Dakota Holdings, LLC, a Delaware limited liability company whose members at the time of the PepsiAmericas merger included PepsiCo and Pohlad Companies, was required to elect a contingent payment alternative in exchanging its shares of the former PepsiAmericas. Accordingly, in connection with the transaction, Dakota Holdings, LLC acquired the right to receive up to 6,669,747 shares of our common stock if certain performance levels were met for the years 2000 through 2002. The Affiliated Transaction Committee of the Board, which oversaw the process of determining whether the contingent payments were earned under the PepsiAmericas Merger Agreement, has determined that no shares were issuable pursuant to this right. See "Our Board of Directors and Committees."

        In connection with the PepsiAmericas merger, we agreed to sell an aggregate of up to 1,710,863 shares of our common stock, at a price of $14.6125 per share, to the former PepsiAmericas shareholders who participated in the contingent payment alternative and wished to purchase such shares. Dakota Holdings, LLC had the right to purchase any of those shares that were not purchased by other shareholders entitled to make such purchases. In December 2000, Dakota Holdings, LLC acquired 1,707,551 shares in connection with these transactions. Also in connection with the PepsiAmericas merger, Pohlad Companies separately negotiated the right to acquire from PepsiCo up to $25 million of our stock at a price of $14.6125 per share. This transaction was also completed in December 2000.

        In connection with the PepsiAmericas merger, Dakota Holdings, LLC became the owner of 14,562,970 shares of our common stock, including 377,128 shares purchasable pursuant to the exercise of a warrant. Mr. Pohlad is the President and the owner of one-third of the capital stock of Pohlad Companies. In November 2002, the members of Dakota Holdings, LLC entered into a redemption agreement pursuant to which the PepsiCo membership interests were redeemed in exchange for certain assets of Dakota Holdings, LLC. As a result, Dakota Holdings, LLC became the owner of 12,027,557 shares of our common stock, including 311,470 shares purchasable pursuant to the exercise of a warrant. See "Our Largest Shareholders."

Agreements with Pohlad Companies

        In February 2002, we entered into an Aircraft Joint Ownership Agreement with Pohlad Companies. As noted above, Mr. Pohlad, our Chairman and Chief Executive Officer, is the President and the owner of one-third of the capital stock of Pohlad Companies. Pursuant to the agreement, we purchased for $1,378,000 a 1/8 interest in a 1999 Lear Jet 60 aircraft owned by Pohlad Companies. Pohlad Companies purchased the aircraft from Learjet Inc. for $11,024,825 in March 2000. We also paid $90,000 in sales tax on the transaction. As a co-owner of the aircraft, we are obligated to pay a monthly charge of $11,000 and an hourly operating charge of $1,850.

        During the last fiscal year, we paid: (1) $298,000 to River Road Entertainment, a subsidiary of Pohlad Companies, for the production of marketing videos, (2) $171,727 to International Jet, a subsidiary of Pohlad Companies, for office and hangar rent, management fees and maintenance in connection with the storage and operation of our corporate jet, (3) $161,645 to Pohlad Companies for the use of 10,772 square feet of executive office space in Minneapolis, Minnesota (which we discontinued leasing on December 1, 2002), (4) $55,000 to Pohlad Companies for the services of a computer consultant, and (5) $50,000 to Pohlad Companies for a workers' compensation audit.

PROPOSAL 2: APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Audit and Finance Committee has recommended, and the Board has reappointed, the firm of KPMG LLP as independent certified public accountants to audit our financial statements for fiscal year 2003. A proposal to approve that appointment will be presented to shareholders at the meeting. If shareholders do not approve such appointment, the Board will select another firm of independent public accountants.

        Representatives of KPMG LLP are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so. In addition, they are expected to be available to respond to appropriate questions.

        Audit Fees.    KPMG billed us $1,037,000 for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 28, 2002 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year.

        Financial Information Systems Design and Implementation Fees.    KPMG did not provide any professional services relating to our financial information systems design and implementation in the fiscal year ended December 28, 2002, and therefore no fees were billed to us in connection with those activities.

        All Other Fees.    KPMG billed us $277,000 for audit related fees and $341,900 for non-audit services for the fiscal year ended December 28, 2002.

        The Audit and Finance Committee of the Board has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant's independence. See "Report of Audit and Finance Committee."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
PROPOSAL 2.

PROPOSAL 3: SHAREHOLDER PROPOSAL

        The Teamsters Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, an entity that owns 25,700 shares of PepsiAmericas common stock, has notified PepsiAmericas that it intends to submit the following proposal at this year's meeting:

        "RESOLVED:    That the shareholders of PepsiAmericas ("the Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

        "STATEMENT OF SUPPORT:    As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

        "Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

        "Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

        "At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans, such as that advocated in this resolution.

        "We urge your support for this important governance reform."

        RESPONSE FROM PEPSIAMERICAS:    This proposal requests that the Board adopt a policy that all future stock option grants to senior executives shall be "performance-based," which it defines as indexed options, where the exercise price is linked to an industry index.

        The Management Resources and Compensation Committee of the Board, which consists entirely of non-employee directors, targets our overall compensation programs to be competitive with those of our peer companies. The Committee grants stock options to our employees as a part of a total compensation package designed to provide an incentive for superior performance leading to long-term increased shareholder value. Each option permits the employee to buy a share of common stock from our company at the price of such stock on the day the option is granted. Our stock options, which generally vest over a three-year period, are inherently performance-based, because their value is directly linked to the price of our common stock and thus reflects the fundamental performance of our company. The number of options granted to an individual in any given year is based upon his or her performance in the prior year.

        Linking the exercise price of stock options to an industry index would unfairly affect our option holders. Returns experienced by our shareholders do not depend upon the performance of our industry—they depend upon the performance of PepsiAmericas. Adoption of this proposal would cause the alignment that presently exists between the benefits available to option holders and the benefits available to shareholders to diverge. Simply put, allowing option holders to gain value only if the price of our common stock increases faster than the industry average would prevent our option holders from benefiting through the very increases in value that they create for shareholders when the price of our common stock increases. In addition, this proposal would provide option holders with protection against broad market declines in a way that would give them protection above and beyond that afforded our shareholders. We intend to maintain the alignment of interests between option holders and shareholders, even when the price of our common stock decreases, by refraining from repricing outstanding stock options.

        Linking such options to an industry index and potentially causing them to lose value due to factors beyond the option holders' control could undermine the important goal of employee retention. Further, the use of fixed option exercise prices is consistent with industry standard and avoids the adverse accounting treatment associated with options the exercise price of which differs from market value at the date of grant. Finally, we believe that the number of stock options granted by the Management Resources and Compensation Committee of our Board has consistently been below industry standard.

        Because the value of our stock options is already directly linked to the price of our common stock, and therefore to shareholder value, the Board believes the proposal is unnecessary. Because linking exercise prices to an industry index would unfairly affect our option holders, the Board recommends a vote against the proposal.

        VOTE REQUIRED:    The affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the proposal. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

PEPSIAMERICAS' FORM 10-K

        We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2002, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to PepsiAmericas, Inc., attention Corporate Secretary, 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT
TO SHAREHOLDERS SHARING AN ADDRESS

        We are delivering only one copy of our proxy statement and annual report to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our proxy statement and annual report to any shareholder residing at an address to which only one copy was delivered. Requests for additional copies should be directed to Investor Relations, by phone (612) 661-3883 or by mail to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

        Shareholders residing at the same address and currently receiving only one copy of the proxy statement and annual report may contact Investor Relations, by phone (612) 661-3883 or by mail to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations, to request multiple copies in the future.

        Shareholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact Investor Relations, by phone (612) 661-3883 or by mail to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations, to request that only a single copy be delivered in the future.

SHAREHOLDER PROPOSALS FOR
2004 ANNUAL MEETING

        If you wish to have a proposal considered for inclusion in our 2004 proxy statement, we must receive your proposal on or before November 26, 2003. Proposals should be mailed to the Corporate Secretary, PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

        Our bylaws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or propose business for consideration at such meeting, the shareholder must generally notify us in writing at our principal executive office not later than the close of business the 60th day nor earlier than the 90th day prior to the meeting. The 2004 Annual Meeting of Shareholders is currently expected to be held on April 22, 2004. Accordingly, a shareholder nomination or proposal intended to be considered at the 2004 Annual Meeting of Shareholders must be received by the Corporate Secretary between January 23, 2004 and February 22, 2004. A copy of our bylaws may be obtained from the Corporate Secretary, by written request to the above-listed address.

OTHER MATTERS

        The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors

Brian D. Wenger Corporate Secretary

EXHIBIT A

PEPSIAMERICAS, INC.

CHARTER OF THE AUDIT AND FINANCE COMMITTEE

I.
PURPOSE

        The purpose of the Audit and Finance Committee (the "Committee") of the Board of Directors (the "Board") of PepsiAmericas, Inc. (the "Company") is to assist the Board by assuming certain oversight responsibilities with respect to (a) the integrity of the Company's financial statements, (b) the independent auditor's qualifications and independence, (c) the performance of the Company's internal audit function and independent auditors, and (d) the Company's compliance with legal and regulatory requirements that may have a material impact on the Company's financial statements. In addition, the Committee shall assist the Board in reviewing and discussing with management the financing needs of the Company, including corporate borrowing, sales of the Company's securities and other matters of a financial nature.

II.
COMMITTEE MEMBERSHIP AND QUALIFICATIONS

        The Committee shall consist solely of three or more members of the Board, each of whom the Board has determined has no material relationship with the Company and each of whom is otherwise "independent" under the rules of the New York Stock Exchange, Inc. ("NYSE") and Section 301 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley").

        The only compensation members of the Committee may receive from the Company shall be fees for services on the Board or a committee of the Board in accordance with the rules of the NYSE and Section 301 of Sarbanes-Oxley.

        In addition (a) each member of the Committee shall be financially literate, as determined by the Board in its best business judgment, (b) at least one member of the Committee shall qualify as an audit committee financial expert (as defined by the SEC) and (c) at least one member of the Committee shall have accounting or related financial management expertise, as determined by the Board of Directors in its business judgment.

        No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and such determination is disclosed in the Company's annual proxy statement.

        Members of the Committee shall be appointed by the Board, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III.
COMMITTEE STRUCTURE AND OPERATIONS

        The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements, quarterly financial statements and other matters as appropriate. The Committee shall, at least quarterly, meet separately with a member of the executive management team, the director of the internal auditing department and the independent auditors to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV.
COMMITTEE DUTIES AND RESPONSIBILITIES

        The following are the duties and responsibilities of the Committee:

  1.
  Engagement and Oversight of Independent Auditors

  a.
  The Committee, along with the Board, is directly responsible for appointing, setting the compensation and overseeing the work of the Company's independent auditor for the purpose of preparing or issuing an audit report or related work.

  b.
  The Committee shall have the sole authority to replace the independent auditor (subject, if applicable, to stockholder ratification), and shall pre-approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Committee shall consult with management on these matters, but shall not delegate these responsibilities.

  c.
  The Committee shall pre-approve all auditing services (including comfort letters in connection with securities underwritings and statutory audits) and non-audit services (unless non-audit services fall within the de minimus exception provided by Section 202 of Sarbanes-Oxley) performed by the independent auditors. The Committee will ensure that its approval of non-audit services is disclosed in the Company's periodic reports.

  d.
  The Committee shall resolve disagreements between management and the independent auditor regarding financial reporting.

  e.
  The Committee shall obtain and review a report from the independent auditor at least annually regarding (a) the auditor's internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the independent auditor, or by an inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. The Committee also shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and establish guidelines for the provision of non-audit services so as to assure that the provision of such services is compatible with maintaining the auditor's independence. The Committee shall take into account the opinions of management and the director of the internal auditing department regarding the Company's relationship with the independent auditor. The Committee shall present its conclusions to the Board regarding the relationship with the independent auditor and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

  f.
  The Committee shall ensure that the independent audit partner having primary responsibility for the Company's audit and the independent audit partner responsible for reviewing the Company's audit are changed every five years.

  g.
  The Committee shall recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who were engaged on the Company's account, which policies shall include, unless the independent auditor is replaced, a prohibition on the hiring from the independent auditor any individual who was employed by the independent auditor and participated in any capacity in the Company's audit during the one-year period preceding the date of the initiation of the current audit as the Company's chief executive officer, controller, chief financial officer, chief accounting officer or person serving in an equivalent position for the Company.

  2.
  Oversight of Internal Audit

  a.
  The Committee shall advise the director of the Company's internal audit department that he or she is expected to provide to the Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto.

  b.
  The Committee shall review with the independent auditor the Company's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company and solicit recommendations for the improvement of such internal accounting procedures or particular areas where new or more detailed controls or procedures are desirable.

  c.
  The Committee shall discuss with the independent auditor the internal auditing department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

  3.
  Financial Statement and Disclosure Matters

  a.
  The Committee shall review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

  b.
  The Committee shall review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors' reviews of the quarterly financial statements.

  c.
  The Committee shall review and discuss with management and the independent auditor whether financial reports filed with the SEC reflect all material correcting adjustments identified by the independent auditors.

  d.
  The Committee shall review and discuss with management and the independent auditor the independent auditor's report to the Audit Committee required by Section 204 of Sarbanes-Oxley regarding capital accounting policies and practices, alternative treatments discussed with management and material written communications with management.

  e.
  The Committee shall review and discuss with management and the independent auditor (a) significant issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies, and (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

  f.
  The Committee shall discuss with management the Company's earnings releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

  g.
  The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

    h.
    The Committee shall discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies and guidelines.

    i.
    The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, the Committee shall discuss:

    •
    The adoption of, or changes to, the Company's significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

    •
    The management letter provided by the independent auditor and the Company's response to that letter.

    •
    Any audit problems or difficulties encountered in the course of the audit work and management's response, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

  4.
  Compliance Oversight Responsibilities

  a.
  The Committee shall obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

  b.
  The Committee shall discuss with management, the independent auditor and Corporate Governance and Nominating Committee (as the qualified legal compliance committee) any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company's financial statements or accounting policies.

  c.
  The Committee shall discuss with the Company's counsel and the Corporate Governance and Nominating Committee legal and regulatory requirements that may have a material impact on the financial statements.

  d.
  The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting control, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  5.
  Financing Matters

    The Committee shall review and discuss with management the Company's financing matters. Where appropriate, the Committee shall make recommendations to the Board concerning financing matters. These matters shall include the following:

    a.
    The Company's long-term financial strategy and financial needs, major financings and sales of the Company's securities;

    b.
    The capital needs of and major capital expenditures for the Company;

    c.
    The capital structure of the Company;

    d.
    The Company's key financial ratios and stock repurchase program; and

    e.
    The Company's policies and positions regarding interest rate risk, liquidity management, derivative usage and foreign exchange risk, if any.

  6.
  Retirement Plans

    The Committee shall oversee investment and funding matters for retirement plans under delegation to the Company's internal trust committee. The Committee shall oversee the investment policy of the Company with respect to pension trust assets and the decisions of the Company as to how to fund pension fund benefits.

  7.
  Limitation of Committee's Role

    While the Committee has the duties and responsibilities set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

V.
COMMITTEE REPORTS

        The Committee shall produce the following reports and provide them to the Board:

  1.
  All reports required by the applicable rules and regulations of the SEC for inclusion in the Company's annual proxy statement or otherwise.

  2.
  An annual performance evaluation of the Committee's work, including an evaluation of whether the Committee has performed its duties and met its responsibilities as required by this Charter. As part of the performance evaluation, the Committee shall also consider and recommend to the Board any improvements to the Charter deemed appropriate by the Committee.

  3.
  A summary of the matters discussed, material reviewed and actions taken at each Committee meeting, which shall be presented to the Board at its next meeting.

VI.
RESOURCES AND AUTHORITY OF THE COMMITTEE

        The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other experts, advisors and consultants to assist in carrying out its duties and responsibilities, and shall have the authority to retain and approve the fees and other retention terms for any external experts, advisors or consultants.

PEPSIAMERICAS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 24, 2003
10:30 a.m., local time

Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois

PEPSIAMERICAS, INC. 4000 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, MN 55402	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS—APRIL 24, 2003

The undersigned hereby constitutes and appoints Robert C. Pohlad and Brian D. Wenger, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of PepsiAmericas, Inc. to be held at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois on April 24, 2003 at 10:30 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

This Proxy also serves as a voting instruction card to the Trustee for shares, if any, held in the trust for the Company's Retirement Savings Plan.

SHAREHOLDERS ARE REQUESTED TO FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE REVERSE SIDE, OR TO MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

        See reverse for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CDT) on April 23, 2003.

  •
  You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

  •
  Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/pas/—QUICK *** EASY *** IMMEDIATE

  •
  Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on April 23, 2003.

  •
  You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to PepsiAmericas, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or internet, please do not mail your Proxy Card
Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1. Election of directors:	01 Brenda C. Barnes 02 Herbert M. Baum 03 Richard G. Cline	04 Pierre S. du Pont 05 Archie R. Dykes 06 Jarobin Gilbert, Jr.	07 Matthew M. McKenna 08 Lionel L. Nowell III 09 Robert C. Pohlad	/ / Vote FOR all nominees (except as marked)	/ / Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any nominee, write the number that appears to the left of such person's name in the box provided to the right.)      [                        ]

2. Approval of Appointment of Independent Public Accountants.	/ / For	/ / Against	/ / Abstain

The Board of Directors Recommends a Vote AGAINST Proposal 3.

3. Shareholder Proposal (Proxy Statement p. 21).	/ / For	/ / Against	/ / Abstain

The proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in the proxies' discretion.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

Address Change? Mark Box and indicate changes below.    / /    Will Attend Annual Meeting / /

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

QuickLinks

TABLE OF CONTENTS
PEPSIAMERICAS, INC.
THE ANNUAL MEETING
VOTING INSTRUCTIONS
PROPOSAL 1: ELECTION OF DIRECTORS
OUR BOARD OF DIRECTORS AND COMMITTEES
DIRECTOR COMPENSATION
OUR LARGEST SHAREHOLDERS
SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF AUDIT AND FINANCE COMMITTEE
SHAREHOLDER RETURN PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2: APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL 3: SHAREHOLDER PROPOSAL
PEPSIAMERICAS' FORM 10-K
DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS SHARING AN ADDRESS
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
OTHER MATTERS
EXHIBIT A PEPSIAMERICAS, INC. CHARTER OF THE AUDIT AND FINANCE COMMITTEE
PEPSIAMERICAS, INC. ANNUAL MEETING OF SHAREHOLDERS